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                                                                    EXHIBIT 99.2


          POWERBRIEF COMPLETES MERGER WITH INTEGRATED ORTHOPAEDICS INC.

HOUSTON--(BUSINESS WIRE)--Feb. 28, 2001--Integrated Orthopaedics Inc. (AMEX:IOI
- news) today announced that it has finalized its merger with PowerBrief(TM) Inc. and changed its name to PowerBrief Inc. In the merger, IOI, under its new name, PowerBrief ("the company"), effected a 1 for 5 reverse stock split. In addition, as described in more detail below, the company has applied for and anticipates that its shares will be quoted on the over-the-counter market once its application has been processed and approved. Shareholders of record for both IOI and PowerBrief will be sent instructions for submitting their stock certificates to exchange for certificates of the new company stock.

Pursuant to the Agreement and Plan of Merger, each shareholder of the original PowerBrief will receive in exchange for each share of original PowerBrief Common Stock, 0.6035 shares of the company's Common Stock and warrants to purchase between 0.0933 and 0.1042 shares of the company's Common Stock. Also, the holders of original PowerBrief's Series A Preferred Stock will receive for each share of Series A Preferred Stock, 1.8106 shares of the company's Common Stock and warrants to purchase between 0.2799 and 0.3126 shares of the company's Common Stock. These numbers reflect the 1 for 5 reverse stock split. After the merger the shareholders of IOI and original stockholders of PowerBrief will own approximately 34.1% and 65.9%, respectively, of the outstanding common stock of the Company. On a fully diluted basis, the shareholders of IOI and original stockholders of PowerBrief will own approximately 40% and 60%, respectively, of the company. In addition, on or before the first anniversary of the completion of the merger, the company will adjust the relative ownership percentages of IOI's shareholders and the original PowerBrief stockholders of record as of the merger based on a formula described in the joint proxy statement/prospectus filed in connection with the merger.

"This merger has allowed the company to continue to build upon its existing business strategy and provide products and services that are greatly needed in the legal community," said Ernest D. Rapp, chief executive officer. "PowerBrief has an impressive group of new and existing shareholders such as entities related to Oak Hill Capital and Robert M. Bass of Fort Worth, Chartwell Capital Management Company Inc., and several partners from a number of large U.S. and international law firms."

PowerBrief provides a secure, Internet-based platform for tightly-integrated matter management, document management and discovery management. PowerBrief features a suite of applications that it believes dramatically improves collaboration, efficiency, risk management and client advocacy. PowerBrief hosts its ASP offering with Intel(R) Online Services Inc. Intel Online Services Inc. is an Intel subsidiary that has the goal of becoming a leading supplier of hosted internet services, business application and e-commerce services worldwide. Additional information can be found at the company's Web site,
<http://www.PowerBrief.com/>, or by calling (800) 490-9041.

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On Jan. 19, 2001 IOI announced that the Staff of the American Stock Exchange notified IOI that, upon closing of this merger, the company will not comply with Amex's original listing guidelines and that its securities would be subject to being delisted from the Amex. IOI has submitted a letter to Amex requesting voluntary delisting effective Feb. 27, 2001. Notwithstanding that the delisting is voluntary, IOI acknowledged that it was no longer eligible for continued listing. The company has already applied for its shares to be quoted on the over-the-counter bulletin board. The company anticipates trading to commence shortly, assuming its application is processed and approved without delay. However, there can be no assurances that such application will be approved or that there will be a market for the company's shares. Also, IOI's common stock was thinly traded prior to the merger. As a result of the low trading volume, the company's shareholders may have difficulties trading their shares.

This announcement contains forward-looking statements about PowerBrief Inc. that involve risks and uncertainties. These forward-looking statements are developed by combining currently available information with PowerBrief's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by Section 21E of the Securities Exchange Act of 1934. Because PowerBrief cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, PowerBrief's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect PowerBrief, see IOI's 1999 Annual Report on Form 10-KSB and registration statement and proxy statement filed in connection with the merger. Such documents can be obtained for free through the Web site maintained by the Securities and Exchange Commission at
<http://www.sec.gov/>.


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